DEAN HELLER

Secretary of State

200 North Carson Street

Carson City, Nevada 89701-4299

Articles of Incorporation (PURSUANT TO NRS 78)	Date Filed: 12/23/2005

1. Name of Corporation:	NEW MEXICO SOFTWARE, INC.
2. Resident Agent Name and Street Address:	Corporation Trust Company of Nevada 6100 Neil Road, Suite 500 Reno, NEVADA 89511
3. Shares:	Number of shares with par value: 200,000,000 Par value: $0.001 Number of shares without par value: NONE
4. Names & Addresses of Board of Directors/Trustees:

1. RICHARD F. GOVATSKI

5021 Indian School Road NE, Suite 100    Albuquerque, NM 87110

2. THERESA B. DICKEY

5021 Indian School Road NE, Suite 100    Albuquerque, NM 87110

3. JOHN E. HANDLEY

5021 Indian School Road NE, Suite 100    Albuquerque, NM 87110

5. Purposes:	To engage in and conduct any business lawfully conducted under the laws of the State of Nevada.
6. Names, Address and Signature of Incorporator:	Maria Ozaeta, c/o CT Corporation System /s/ Maria Ozaeta 350 North St. Paul Street, #2900 Dallas, TX 75201
7. Certificate of Acceptance of Appointment of Resident Agent:	I hereby accept appointment as Resident Agent for the above named corporation. /s/ Corporation Trust Company of Nevada 12-20-05

ARTICLES OF INCORPORATION

(PURSUANT TO NRS 78)

NEW MEXICO SOFTWARE, INC.

CONTINUATION PAGE 2

3. Shares:

In addition to the two hundred million (200,000,000) shares of common stock, $0.001 par value per share, the Corporation is authorized to issue , the Corporation is authorized to issue shares of preferred stock, as follows:

Two million (2,000,000) shares of preferred stock having no par value per share and to be issued in such series and to have such rights, preferences, and designation as determined by the Board of Directors of the Corporation from time to time.